Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 811-07807 on Form N-1A of our report dated July 15, 2014 relating to the financial statements and financial highlights of Fidelity Tax-Free Cash Central Fund, a fund of Fidelity Revere Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Revere Street Trust for the year ended May 31, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firms" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 25, 2014